Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the registration statement on Form S-4 filed with the SEC by US Elemental Inc. (the “Registrant”), as it may be amended or supplemented from time to time (the “Registration Statement”), to which this consent is an exhibit, as a person who is to become a director of the Registrant upon consummation of the Business Combination (as such term is defined in the Registration Statement) involving the Registrant, Constellation Acquisition Corp. I and HiTech Minerals Inc., and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Wayne Zekulich
Name:	Wayne Zekulich
Date:	September 21, 2026